Exhibit 10.37

Execution Version

EQUITY INTEREST PLEDGE AGREEMENT

entered into by and among

Axalta Coating Systems LA Holding II B.V.

and

Axalta Coating Systems Servicios México, S. de R.L. de C.V.

as the Pledgors,

and

Barclays Bank PLC,

as Collateral Agent for the benefit of the Loan Finance Parties and as Notes Foreign Collateral Agent for the benefit of the Secured Notes Indenture Parties,

as Pledgee,

with the appearance of

Axalta Coating Systems México, S. de R.L. de C.V.

September 18th, 2013

EQUITY INTEREST PLEDGE AGREEMENT (the “Agreement”) dated September 18th, 2013, entered into by and among Axalta Coating Systems LA Holding II B.V. (formerly known as DuPont Performance Coatings LA Holding II B.V.) (“Axalta LA Holding”) and Axalta Coating Systems Servicios México, S. de R.L. de C.V. (formerly known as DuPont Performance Coatings Servicios México, S. de R.L. de C.V.) (“ACSSM”; ACSSM, together with Axalta LA Holding, the “Pledgors”), as pledgors, represented herein by Miguel Daniel Paredes Fuentes, and Barclays Bank PLC, acting as Collateral Agent for the benefit of the Loan Finance Parties and as Notes Foreign Collateral Agent for the benefit of the Secured Notes Indenture Parties (as defined below) (the “Pledgee”), represented herein by Pedro Tejero Sandoval, with the appearance of Axalta Coating Systems México, S. de R.L. de C.V. (formerly known as DuPont Performance Coatings México, S. de R.L. de C.V.) (the “Company”), represented herein by Miguel Daniel Paredes Fuentes, pursuant to the following Recitals, Representations and Clauses.

RECITALS

I.	WHEREAS, Axalta Coating Systems Dutch Holding B B.V. (formerly known as Flash Dutch 2 B.V.) and Axalta Coating Systems U.S. Holdings (formerly known as U.S. Coatings Acquisition Inc.), as borrowers (the “Borrowers”), Axalta Coating Systems Dutch Holding A B.V. (formerly known as Flash Dutch 1 B.V.), as Holdings, Axalta Coating Systems U.S., Inc. (formerly known as Coatings Co. U.S. Inc.), as U.S. Holdings, the lenders that are parties thereto, and the Pledgee, entered into a Credit Agreement, dated February 1, 2013 (as such agreement may be amended or supplemented from time to time, the “Credit Agreement”), that provides, pursuant to the terms of such agreement, for the extension of (i) term loans in United States dollars to the Borrowers in an aggregate amount equal to US$2,300,000,000, (ii) term loans in euros to the Borrowers in an aggregate amount equal to €400,000,000, and (iii) a multicurrency revolving credit facility for the making of revolving loans and swing line loans and the issuance of letters of credit to the Borrowers in an aggregate amount equal to US$400,000,000. The Credit Agreement, in English, is attached hereto as Exhibit A.

II.	WHEREAS, the Borrowers, as securities’ issuers, have entered into, with Wilmington Trust, National Association, as Trustee and Collateral Agent, Citigroup Global Markets Deutschland AG, as Registrar, and Citibank N.A., London Branch, as Paying Agent and Authenticating Agent, an Indenture, dated February 1, 2013, providing for the issuance of senior secured Euro-denominated Notes (the “Euro Notes”), in an aggregate principal amount equal to €250,000,000, with a maturity date set for 2021, offered and sold in the United States in accordance with Rule 144A of the United States Securities Act of 1933, as amended (“U.S. Securities Act”), and outside the United States in accordance with Regulation S in accordance with the U.S. Securities Act and other applicable laws (as it may be amended or supplemented from time to time, the “Secured Notes Indenture”). The Secured Notes Indenture, in English, is attached hereto as Exhibit B.

III.	WHEREAS, Barclays Bank PLC, as Bank Collateral Agent under the Credit Agreement, and as Notes Foreign Collateral Agent under the Secured Notes Indenture, and Wilmington Trust, National Association, as Notes Collateral Agent under the Secured Notes Indenture, among others, have entered into a First Lien Intercreditor Agreement dated February 1, 2013 (as such agreement may be amended or supplemented from time to time, the “Intercreditor Agreement”), setting forth, among other things, that Barclays Bank PLC will act as Notes Foreign Collateral Agent under the Secured Notes Indenture. The Intercreditor Agreement, in English, is attached hereto as Exhibit C.

IV.	WHEREAS, on the date hereof, the Pledgors and the Company executed various joinder agreements, a subsidiary guarantee supplement, and supplemental indentures in connection with the Secured Documents (as defined below).

V.	WHEREAS, the Pledgors wish to create a pledge over the Pledged Interests (as defined below), in favor and for the benefit of the Secured Parties (as defined below), acting through the Pledgee, as Collateral Agent, for the purpose of unconditionally guaranteeing the full and punctual payment of any and all the Secured Obligations (as defined below).

THEREFORE, in consideration of the Recitals, the Pledgors and the Pledgee hereby represent and agree to the following:

DEFINITIONS

Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement. Terms defined in the Secured Notes Indenture and not otherwise defined in this Agreement are used in this Agreement as defined in the Secured Notes Indenture.

As used in this Agreement, the following terms shall have the following meanings:

“Credit Agreement” shall have the meaning attributed to such term in Recital I.

“Credit Facility Secured Obligations” means the collective Obligations of the Loan Parties now or hereafter existing under the Loan Documents, any Secured Cash Management Agreement or any Secured Hedge Agreement (as such Loan Documents, Secured Cash Management Agreements and/or Secured Hedge Agreements may be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time (including any increases of the principal amount outstanding thereunder)), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise.

“Enforcement Event” means an Event of Default has occurred that has not been cured or waived and in respect of which the relevant agent has exercised any of its/their rights under Section 8.02 of the Credit Agreement and/or Section 6.3 of the Secured Notes Indenture.

“Enforcement Notice” means a notice by the Pledgee informing the relevant Pledgor that the relevant agent intends to exercise rights under Section 8.02 of the Credit Agreement or Section 6.3 of the Secured Notes Indenture, provided that no Enforcement Notice shall be required if the Enforcement Event resulted from the occurrence of an Event of Default pursuant to Section 8.01(f) or Section 8.01(g) of the Credit Agreement or pursuant to Section 6.1(v) or Section 6.1(vi) of the Secured Notes Indenture, in each case that is continuing.

“Intercreditor Agreement” shall have the meaning attributed to such term in Recital III.

“Loan Finance Parties” means the “Secured Parties” as defined in the Credit Agreement.

“Notes Secured Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the Secured Notes Indenture.

“Secured Credit Facility Documents” means the Loan Documents, any Secured Cash Management Agreement, and any Secured Hedge Agreement.

“Secured Documents” means the Secured Credit Facility Documents and the Secured Notes Documents.

“Secured Notes Documents” means the Secured Notes Indenture, the Euro Notes issued thereunder, any guarantees in respect of the Euro Notes, any security documents relating to the Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing in relation to the Secured Notes Indenture.

“Secured Notes Indenture” shall have the meaning attributed to such term in Recital II.

“Secured Notes Indenture Parties” means the “Secured Parties” as defined in the Secured Notes Indenture.

“Secured Obligations” means the Credit Facility Secured Obligations and the Notes Secured Obligations.

“Secured Parties” means the Loan Finance Parties and the Secured Notes Indenture Parties.

REPRESENTATIONS

I.	Axalta LA Holding, as pledgor, represents and warrants that:

(a)	it is a limited liability company, duly organized under the laws of the Netherlands, with sufficient power and authority to enter into this Agreement and to perform its obligations hereunder;

(b)	it has obtained all the internal authorizations necessary to enter into this Agreement and to perform its obligations hereunder;

(c)	its representative has sufficient power and authority to enter into this Agreement on its behalf, which power and authority have not been limited, amended or revoked;

(d)	it is the sole and legal holder of (i) an equity interest with a value of MX$49,999.00 (forty-nine thousand nine hundred and ninety-nine pesos 00/100, Mexican Currency), which represents the fixed portion of the capital of the Company, and (ii) an equity interest with a value of MX$783´092,969.00 (seven hundred and eighty three millions ninety two thousand nine hundred and sixty nine pesos 00/100, Mexican Currency), which represents the variable portion of the capital of the Company (the equity interests described in clauses (i) and (ii) above, jointly, the “Axalta LA Holding Equity Interests”), representing 99.99% (ninety nine point ninety nine per cent) of the outstanding capital of the Company, as evidenced by a copy of the notation made in the Partners’ Registry Book of the Company, duly certified by the Secretary of the Board of the Company, and attached hereto as Exhibit D;

(e)	it wishes to pledge the Axalta LA Holding Equity Interests in favor and for the benefit of the Secured Parties, acting through the Pledgee, as Collateral Agent, to secure, as a first priority lien, the full and punctual payment when due of any and all Secured Obligations;

(f)	the Axalta LA Holding Equity Interests are free and clear of any lien, option or any other encumbrance, or any third party right, of any nature whatsoever, including preemptive rights or rights of first refusal (except for the pledge created pursuant to this Agreement or as not prohibited by the Secured Documents), and the Axalta LA Holding Equity Interests have been validly issued and are fully paid;

(g)	this Agreement is a valid and binding obligation of Axalta LA Holding, enforceable against it in accordance with its terms, and once the requirements set forth in Clause First are satisfied, it will constitute a first priority pledge in favor and for the benefit of the Secured Parties, acting through the Pledgee, as Collateral Agent, validly created in respect of the Axalta LA Holding Equity Interests, except as it may be limited by insolvency, bankruptcy, liquidation, reorganization or any similar legislation affecting the rights of creditors generally;

(h)	all necessary consents or authorizations of any individual, entity or authority, to enter into this Agreement and to perform its obligations hereunder have been obtained, except to the extent that failure to obtain such consent or authorization would not have a Material Adverse Effect;

(i)	the execution and performance of this Agreement does not contravene any legal, administrative or contractual obligation, applicable or enforceable against Axalta LA Holding, or the bylaws of Axalta LA Holding, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(j)	it is solvent and it has not initiated, nor does it have knowledge of the initiation of any insolvency, bankruptcy, liquidation, reorganization or any similar proceeding against it;

(k)	as of the date hereof, it has no intention to initiate any proceedings, nor have any proceedings been initiated or, to its knowledge, are threatened, before any court of law, governmental authority or tribunal, of any nature (whether Mexican or not), which could have a Material Adverse Effect on the financial condition, business or assets of Axalta LA Holding or the Company, or which in any way may materially and adversely affect any of Axalta LA Holding’s rights over the Axalta LA Holding Equity Interests to be pledged hereunder or the validity or enforceability of this Agreement;

(l)	by executing this Agreement, it expressly acknowledges the existence of the Pledgee, and the capacity and authority of the Pledgee’s attorney-in-fact to enter into this Agreement, on behalf of the Pledgee.

II.	ACSSM, as pledgor, represents and warrants that:

(a)	it is a sociedad de responsabilidad limitada de capital variable, duly incorporated under the laws of the United

Mexican States (“Mexico”), with sufficient power and authority to enter into this Agreement and to perform its obligations hereunder;

(b)	it has obtained all the internal authorizations necessary to enter into this Agreement and to perform its obligations hereunder, including those authorizations referred in the Partners’ Meeting Minutes dated July 12th, 2013, a copy of which is attached hereto as Exhibit E;

(c)	its representative has sufficient power and authority to enter into this Agreement on its behalf, which power and authority have not been limited, amended or revoked;

(d)	it is the sole and legal holder of an equity interest with a value of MX$1.00 (one peso 00/100, Mexican Currency), which represents the fixed portion of the capital of the Company (the “ACSSM Equity Interest”), representing 0.01% (zero point zero one per cent) of the outstanding capital of the Company, as evidenced by a copy of the notation made in the Partners’ Registry Book of the Company, duly certified by the Secretary of the Board of Directors of the Company, and attached hereto as Exhibit D;

(e)	it wishes to pledge the ACSSM Equity Interest in favor and for the benefit of the Secured Parties, acting through the Pledgee, as Collateral Agent, to secure, as a first priority lien, the full and punctual payment when due and performance of the Secured Obligations;

(f)	the ACSSM Equity Interest is free and clear of any lien, option or any other encumbrance, or any third party right, of any nature whatsoever, including preemptive rights or rights of first refusal (except for the pledge created pursuant to this Agreement or as not prohibited by the Secured Documents), and the ACSSM Equity Interest has been validly issued and is fully paid;

(g)	this Agreement is a valid and binding obligation of the Pledgor, enforceable against it pursuant with its terms, except as it may be limited by an insolvency, bankruptcy, liquidation, reorganization, concurso mercantil, quiebra, or any other similar legislation generally affecting the rights of creditors, and once the requirements set forth in Clause First are satisfied, it will constitute a first priority pledge in favor and for the benefit of the Secured Parties, acting through the Pledgee, as Collateral Agent, validly created in respect of the ACSSM Equity Interest;

(h)	all necessary consents or authorizations of any individual, entity or authority to enter into this Agreement and to perform its obligations hereunder have been obtained, except to the extent that failure to obtain such consent or authorization would not have a Material Adverse Effect;

(i)	the execution and performance of this Agreement does not contravene any legal, administrative or contractual obligation, applicable or enforceable against ACSSM, or the bylaws of ACSSM, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(j)	it is solvent and it has not initiated, nor has knowledge of the initiation of any insolvency, bankruptcy, liquidation, reorganization, concurso mercantil, quiebra or any similar proceeding against it;

(k)	as of the date hereof, it has no intention to initiate any proceedings, nor have any proceedings been initiated or, to its knowledge, are threatened, before any court of law, governmental authority or tribunal, of any nature (whether Mexican or not), which could have a Material Adverse Effect on the financial condition, business or assets of ACSSM or the Company, or which in any other way may materially and adversely affect any of ACSSM rights over the ACSSM Equity Interest to be pledged hereunder or the validity or enforceability of this Agreement;

(l)	by executing this Agreement, it expressly acknowledges the existence of the Pledgee, and the capacity and authority of the Pledgee’s attorney-in-fact to enter into this Agreement on behalf of the Pledgee.

III.	The Pledgee, as pledgee, hereby represents and warrants that:

(a)	it is a banking institution duly incorporated under the laws of United Kingdom, with sufficient power and authority to enter into this Agreement and to perform its obligations hereunder;

(b)	its attorney-in-fact has sufficient power and authority to enter into this Agreement, which power and authority have not been limited, amended or revoked in any manner; and

(c)	it has been duly appointed by the Secured Parties to act as Pledgee.

IV.	The Company, as issuer, represents and warrants that:

(a)	it is a sociedad de responsabilidad limitada de capital variable, duly incorporated under the laws of Mexico, with sufficient power and authority to enter into this Agreement and to perform its obligations hereunder;

(b)	it has obtained all the internal authorizations necessary to enter into this Agreement and to perform its obligations hereunder, including those authorizations referred in the Partners’ Meeting Minutes dated July 12th, 2013, a copy of which is attached hereto as Exhibit F;

(c)	its representative has sufficient power and authority to enter into this Agreement on its behalf, which power and authority have not been limited, amended or revoked;

(d)	to its knowledge and based upon the Partners’ Registry Book, Axalta LA Holding Equity Interests and the ACSSM Equity Interest are free and clear of any lien, option or any other encumbrance, or any third party right, of any nature whatsoever, including preemptive rights or rights of first refusal (except for mandatory liens, the pledge created pursuant to this Agreement), and the Axalta LA Holding Equity Interests and the ACSSM Equity Interest have been validly issued and are fully paid;

(e)	this Agreement is a valid and binding obligation of the Company, enforceable against it pursuant to its terms, except as it may be limited by a insolvency, bankruptcy, liquidation, reorganization, concurso mercantil, quiebra or any similar legislation generally affecting the rights of creditors;

(f)	all necessary consents or authorizations of any individual, entity or authority to enter into this Agreement and to perform its obligations hereunder have been obtained, except to the extent that failure to obtain such consent or authorization would not have a Material Adverse Effect;

(g)	the execution and performance of this Agreement does not contravene any legal, administrative or contractual obligation, applicable or enforceable against the Company, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or the bylaws of the Company;

(h)	it is solvent and it has not initiated, nor has knowledge of the initiation of any insolvency, bankruptcy, liquidation, reorganization, concurso mercantil, quiebra or any similar proceeding against it;

(i)

as of the date hereof, it has no intention to initiate any proceedings, nor have any proceedings been initiated or, to its knowledge, are threatened, before any court of law, governmental authority or tribunal, of any nature (whether Mexican or not), which could have a Material Adverse Effect on the financial condition, business or assets of the Company, or which in any other way may materially and adversely affect any of Axalta LA Holding’s or ACSSM’s rights over the Axalta LA Holding Equity Interests or the ACSSM Equity Interest to be pledged hereunder or the validity or enforceability of this Agreement;

(j)	by executing this Agreement, it expressly acknowledges the existence of the Pledgee, and the capacity and authority of the Pledgee’s attorney-in-fact to enter into this Agreement on behalf of the Pledgee.

HAVING STATED THE foregoing, the parties agree to the following:

CLAUSES

FIRST. Creation of the Pledge. (a) Each Pledgor hereby creates a pledge pursuant to Article 334, section III, of the General Law of Negotiable Instruments and Credit Transactions of Mexico (Ley General de Títulos y Operaciones de Crédito; the “LGTOC”) over the Axalta LA Holding Equity Interests, the ACSSM Equity Interest and any and all rights arising therefrom (collectively, the “Pledged Equity Interests”), in favor and for the benefit of the Secured Parties, acting through the Pledgee, to secure, as a first priority lien, the full and timely performance of any and all of the Secured Obligations. While any Secured Obligation shall remain unsatisfied (other than (i) contingent indemnification obligations as to which no claim has been asserted, (ii) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and (iii) letters of credit that have been cash collateralized in accordance with the terms of the Credit Agreement), the Pledgors agree not to withdraw or request the partial release of any of the Pledged Equity Interests under this Agreement, other than as not prohibited by the Secured Documents.

(b) For purposes of perfecting the pledge and security interest over the Pledged Equity Interests created hereunder, the Pledgors, simultaneously to the execution of this Agreement, deliver to the Pledgee, a certificate of the Secretary of the Board of Directors of the Company, together with a copy of the notation made in the Partners’ Registry Book of the Company, evidencing that the Pledged Equity Interests have been pledged in favor and for the benefit of the Secured Parties, acting through the Pledgee, as Collateral Agent, pursuant to the terms of this Agreement.

(c) For purposes of this Agreement, the term “Business Day” shall mean any day, other than Saturday, Sunday or day in which Mexican banks are not authorized to open or are required to close in Mexico City, Mexico.

SECOND. Economic and Corporate Rights. (a) Each of the parties hereto hereby agrees that each Pledgor shall have the right to exercise any and all the corporate rights (including voting rights) and economic rights that arise from the Pledged Equity Interests, except upon the occurrence of an Enforcement Event that is continuing (for which an Enforcement Notice was provided to the relevant Pledgor), in which case the Pledgors hereby agree that, from the date of such Enforcement Notice, the corporate and economic rights pertaining to the Pledged Equity Interests, shall be exercised by the Pledgee.

(b) Each of the parties hereto hereby agrees that upon the occurrence and continuation of an Enforcement Event (for which an Enforcement Notice has been delivered to the relevant Pledgor), the Pledgee shall have the right to vote the Pledged Equity Interests as it deems convenient and appropriate, but in any event consistent with the terms of the Secured Documents and this Agreement, and that in such event, the Pledgee shall have no obligation and incur no responsibility to the Pledgors or the Company, in connection with the exercise of such rights. The right of the Pledgee to exercise the voting and economic rights contemplated herein shall not be affected by the commencement of the enforcement proceedings set forth in Clause Seventh below.

(c) Pursuant to Article 344 of the LGTOC, each Pledgor by executing this Agreement, expressly authorizes the Pledgee, upon the occurrence and continuation of an Enforcement Event (for which an Enforcement Notice has been delivered to the relevant Pledgor), to take possession of the Pledged Equity Interests (and any related rights, amounts and assets) pledged by such Pledgors to the Pledgee pursuant to this Agreement.

THIRD. Distributions. (a) Subject to the provisions set forth in Clause Third, paragraph (b), if the Company redeems or reimburses, at any time, any of the Pledged Equity Interests, or pays a dividend or distribution in respect of such Pledged Equity Interests (whether in cash or in kind or by increasing the value of the Pledged Equity Interests), (i) the increase in the value of the Pledged Equity Interests or the additional equity interests arising therefrom shall be pledged or deemed to be pledged, as applicable, pursuant to this Agreement, and for purposes of this Agreement, such additional equity interests or increase of value of the Pledged Equity Interests shall be considered as “Pledged Equity Interests”, and (ii) with respect to any payments in cash resulting from such redemption, reimbursement or dividend payment, each of the Pledgors and the Pledgee hereby agree that, if an Enforcement Event shall have occurred and be continuing (and for which an Enforcement Notice has been delivered to the relevant Pledgor), such cash shall be paid exclusively to the Pledgee in accordance with paragraph (b) below and the Intercreditor Agreement, and if no Enforcement Event shall have occurred, such cash shall be released to the Pledgors. If any such additional equity interests were received by any of the Pledgors, and such additional equity interests is to remain pledged hereunder, each of the Pledgors agrees to immediately deliver to the Pledgee a copy of the notation made by the Secretary or authorized officer of the Company in the Partners’ Registry Book of the Company, evidencing that such additional equity interests have been pledged in favor and for the benefit of the Secured Parties, acting through the Pledgee, as Collateral Agent.

(b) Notwithstanding the terms of Clause Third, paragraph (a), if no Enforcement Event shall have occurred and no Enforcement Notice provided, the Pledgors shall have the right to receive any cash arising from a redemption, reimbursement or dividend, in cash or in kind (other than equity interests), that shall have been approved and paid in respect of the Pledged Equity Interests. Upon the occurrence and continuation of an Enforcement Event (for which an Enforcement Notice has been delivered to the relevant Pledgor), any cash resulting from a redemption, reimbursement or dividend shall be paid exclusively to the Pledgee to be applied exclusively to the payment of the Secured Obligations, subject to the provisions of the Intercreditor Agreement.

FOURTH. Term and Release. (a) The pledge created pursuant to this Agreement shall remain in full force and effect until released pursuant to the terms of the Credit Agreement or the Secured Notes Indenture, as applicable.

(b) The parties hereto hereby agree that, upon termination of this Agreement pursuant to the provisions of Clause Fourth, paragraph (a), the Pledgee shall execute, at any subsequent time and upon request by any Pledgor, the documents and instruments reasonably necessary and requested by the applicable Pledgor, for the total cancellation of the pledge set forth herein, provided that the applicable Pledgor shall be solely responsible for the payment of any costs or expenses, of any nature whatsoever, arising from the cancellation of the pledge set forth herein.

(c) The parties hereto hereby agree that the Pledgee shall have no liability whatsoever in connection with the release of the Pledged Equity Interests as set forth herein, or as a result of any action taken to release the Pledged Equity Interests, for purposes of which the Pledgors waive, expressly and irrevocably, any right of remedy against the Pledgee in respect of such release.

FIFTH. Novation, Amendment, Etc. The execution of this Agreement and the creation of the pledge set forth herein, shall not constitute a novation, amendment or payment, or delivery as payment (dación en pago) of any of the Secured Obligations.

SIXTH. Covenants and Negative Covenants. (a) Until any and all Secured Obligations shall have been paid in full (other than (i) contingent indemnification obligations as to which no claim has been asserted, (ii) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and (iii) letters of credit that have been cash collateralized in accordance with the terms of the Credit Agreement), the Pledgors agree to:

(1) take any and all action necessary to maintain any internal or third party authorizations or approvals in effect, for the pledge created pursuant to this Agreement to remain in full force and effect, except to the extent that failure to do so could not reasonably be expected to cause a Material Adverse Effect;

(2) enter into, execute, deliver and file, promptly, any instruments (including powers-of-attorney) and additional documents, and perform any and all additional action that the Pledgee shall reasonably request, to perfect and protect the pledge created hereunder, and to permit the Pledgee (and the Secured Parties) to exercise its or their rights hereunder, including the notarization of this Agreement before a notary public or commercial notary (corredor público), and the granting and delivery, within a ten (10) Business Day period counted from the execution of this Agreement, of a special irrevocable power-of-attorney before a notary public in favor of the Pledgee in the specific format that for such purposes is hereby attached to this Agreement as Exhibit G, that authorizes the Pledgee to exercise its rights hereunder;

(3) abstain from selling, assigning, exchanging or otherwise disposing the Pledged Equity Interests, except as not prohibited by the Secured Documents; and

(4) abstain from creating or allowing the existence of any lien or limitation of domain with regards to any of the Pledged Equity Interests, except for the pledge created hereunder; and any other lien not prohibited by the Secured Documents.

SEVENTH. Enforcement.

(a) Upon the occurrence and continuation of an Enforcement Event (and after delivery to the applicable Pledgor of an Enforcement Notice), the Pledgee, as collateral agent and for the benefit of the Secured Parties, may enforce the pledge granted hereunder, in accordance with the provisions of the LGTOC, the Commerce Code and applicable law.

(b) Proceeds resulting from the sale of the Pledged Equity Interests or any portion thereof, as a consequence of the occurrence and continuation of an Enforcement Event (and after delivery of an Enforcement Notice), shall be applied by the Pledgee pursuant to the terms set forth in the Secured Documents, and subject to the terms of the Intercreditor Agreement, in connection with the sale of the Pledged Equity Interests. For the avoidance of doubt, such application of payment requires that such proceeds be applied first to the payment of all amounts owing to any relevant collateral agent (including the Pledgee). The Intercreditor Agreement further states that each collateral agent (including the Pledgee) is indemnified by the grantors set forth in the Intercreditor Agreement for any and all taxes incurred by or in connection with the acceptance or administration of such collateral agent’s performance of its duties under the Intercreditor Agreement and under applicable law, including the costs and expenses of enforcing the Intercreditor Agreement and any collateral thereunder.

(c) Failure by the Pledgee to exercise its rights hereunder, shall not have the effect, under any circumstance, of a waiver of such rights, nor the individual or partial exercise by the Pledgee of any rights hereunder, shall be understood as excluding the possibility of exercising any other right.

EIGHT. Taxes. The Pledgors, on a joint and several basis, agree, in accordance with the Secured Documents, to pay or reimburse the Pledgee, the other Agents and each Lender (or any Tax authorities directly, if applicable) for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding), and to pay directly to the Tax authorities, if applicable, or reimburse the Pledgee for Indemnified Taxes (as defined in the Credit Agreement) or Other Taxes (as defined in the Credit Agreement) paid or required to be indemnified pursuant to Sections 3.01 and 3.04 of the Credit Agreement (except, in each case, such taxes, interest, fines, surcharges and other accessories that are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Pledgors), any proceeding under any Debtor Relief Law (as defined in the Credit Agreement) or in connection with any workout or restructuring and all documentary taxes associated with the pledge granted under this Agreement), the fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one counsel to the Pledgee, the other Agents and the Lenders taken as a whole, and, if necessary, of one local counsel acting in Mexico for the Pledgee), in each case without duplication for any amounts paid (or indemnified) under Section 3.01 of the Credit Agreement. For the avoidance of doubt, Indemnified Taxes or Other Taxes shall include those arising from the pledge granted under this Agreement or those imposed on the Pledgors or the Pledgee by relevant Tax authorities solely in connection with the sale of the Pledged Equity Interests upon any foreclosure hereunder.

NINTH. Notices. All notices or other communications relating to this Agreement, shall be made in writing, and shall be delivered or sent to the domiciles and fax numbers specified in the signature pages hereof, to each of the parties hereto. Such notices and communications shall be deemed to have been given when sent, the party confirms its delivery by fax or, if the relevant notice or communication was delivered to the applicable domicile, at the time of delivery to any agent of the receiving party.

TENTH. Assignment. The rights and obligations arising from this Agreement may not be assigned or in any other manner transferred, without the prior written consent of the other parties to this Agreement, except that the Pledgee and the Secured Parties may assign their respective rights hereunder pursuant to the terms set forth in, and as agreed to under, the Secured Documents (including their rights arising from this Agreement).

ELEVENTH. Exhibits. All Exhibits attached hereto are part of this Agreement as if they were inserted herein.

TWELFTH. Severability. In the event any provision of this Agreement shall be held invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

THIRTEENTH. Amendments. Any amendment or supplement to the terms set forth in this Agreement, shall be entered into in writing and duly signed by each of the parties hereto.

FOURTEENTH. Costs and Expenses. As provided for under the Secured Documents, the Pledgors, on a joint and several basis, shall pay all fees, costs, expenses, taxes, duties and charges arising from the preparation, negotiation and execution of this Agreement pursuant to the provisions of the Secured Documents. Additionally, the Pledgors, on a joint and several basis, shall pay to the Pledgee pursuant to the provisions of the Secured Documents, all the Pledgee’s legal advisors’ fees incurred in connection with any amendment to this Agreement, as well as any fee, cost and expenses related to the enforcement of this pledge created pursuant to this Agreement.

FIFTEENTH. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Mexico.

SIXTEENTH. Jurisdiction. For the interpretation, performance and enforcement of this Agreement, each of the parties hereto, hereby irrevocably submits to the jurisdiction of the competent federal courts sitting in Mexico City, Federal District, Mexico, and expressly waives any other jurisdiction to which it may be entitled now or hereafter, by reason of its present or future domicile.

SEVENTEENTH. Intercreditor Agreement. Notwithstanding any provision to the contrary in this Agreement, if any intercreditor agreement is entered into in accordance with section 9.11 of the Credit Agreement and section 11.3 of the Secured Notes Indenture (including the Intercreditor Agreement), in the event of any conflict or inconsistency between the provisions of such intercreditor agreement (including the Intercreditor Agreement) and this Agreement, the provisions of such intercreditor agreement (including the Intercreditor Agreement) shall prevail and this Agreement shall be amended to so reflect and such Intercreditor Agreement shall be attached to this Agreement to form an integral part hereof.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties herein have caused this Agreement to be executed in 4 (four) copies, on the date first written above, in Mexico City, Federal District, Mexico.

THE PLEDGORS

AXALTA COATING SYSTEMS LA HOLDING II B.V.	AXALTA COATING SYSTEMS SERVICIOS MÉXICO, S. DE R.L. DE C.V.

/s/ Miguel Daniel Paredes Fuentes	/s/ Miguel Daniel Paredes Fuentes

By: Miguel Daniel Paredes Fuentes	By: Miguel Daniel Paredes Fuentes
Title: Attorney-in-fact	Domicile: Barley Mill Plaza 21
Domicile: Barley Mill Plaza 21	4417 Lancaster Pike Wilmington,
4417 Lancaster Pike Wilmington,	DE 19805
DE 19805	Phone number: (302) 892-5615
Phone number: (302) 892-5615	Fax: (302)892-5615
Email: michael.finn@dupont.com	Attention: Michael Finn, General Counsel
Fax: (302)892-5615
Attention: Michael Finn, General Counsel	With copy to
With copy to:	The Carlyle Group
The Carlyle Group	Domicile: 1001 Pennsylvania Avenue
Domicile: 1001 Pennsylvania Avenue	Northwest Washington, DC 20004
Northwest Washington, DC 20004	Phone Number: (202) 7295829
Phone Number: (202)7295829	Fax: (202) 347-1818
Fax: (202) 347-1818	Email: Wesley.Bieligk@carlyle.com
Email: Wesley.Bieligk@carlyle.com	Attention: Martin Sumner; Wesley Bieligk
Attention: Martin Sumner; Wesley Bieligk

THE PLEDGEE

BARCLAYS BANK PLC,

as Collateral Agent for the benefit of the Loan Finance Parties and as Notes Foreign Collateral Agent for the benefit of the Secured Notes Indenture Parties

/s/ Pedro Tejero Sandoval

By: Pedro Tejero Sandoval
Title: Attorney in fact
Domicile: 745 Seventh Avenue
New York, NY 10019
United States of America
Phone number: (212) 526-2799
Email: Vanessa.kurbatskiy@barclays.com
Fax: (212) 526-5115
Attention: Vanessa Kurbatskiy

THE COMPANY

AXALTA COATING SYSTEMS MÉXICO, S. DE R.L. DE C.V.

/s/ Miguel Daniel Paredes Fuentes

By: Miguel Daniel Paredes Fuentes
Title: Attorney-in-fact
Domicile: Barley Mill Plaza 21 4417
Lancaster Pike Wilmington, DE 19805
Phone number: (302) 892-5615
Fax: (302)892-5615
Attention: Michael Finn, General Counsel
With copy to:
The Carlyle Group